Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement"), effective on the 23rd day of October, 2006, is entered into in Richardson, Texas by and between Remote Dynamics, Inc., a Delaware corporation, with its principal place of business located at 1155 Kas Drive, Suite 100, Richardson, Texas, 75081 ("Employer"), and Neil Read, an individual residing at 6720 Branch Trail, Frisco, Texas 75035 ("Employee").

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, Employer and Employee, intending to be legally bound, hereby agree as follows:

1.
Employment Relationship. Employer hereby employs Employee, and Employee hereby accepts such employment, upon the terms and conditions set forth in this Agreement. Such employment relationship shall continue for the stated term of this Agreement, as described in Paragraph 7 hereof, unless earlier terminated pursuant to Paragraph 5 hereof.

2.
Position and Responsibilities of Employee. Employee shall be employed as Vice President, Chief Financial Officer, Treasurer and Secretary with job responsibilities related thereto as outlined in Attachment A. Such job responsibilities may be expanded at the sole discretion of the of Employer. Employee shall report to the Board of Directors of Employer and shall devote such time, skill and attention to the business of Employer as shall be required for the efficient management thereof, and shall manage and supervise such business, and shall devote his full time best efforts to the faithful performance of his duties on behalf of Employer. Employee shall also perform such other duties, and may have job responsibilities and titles modified from time to time as may be requested by Employer. Employee’s duties shall be performed at the Employer’s corporate headquarters in Richardson, Texas. The location at which Employee performs his duties shall not be relocated more than 30 miles from Employer’s corporate headquarters on the date hereof, without Employee’s written consent, provided that the Employee may be required to travel and/or work from time to time on a non-permanent basis wherever the Employer shall reasonably require. Employee shall not engage in additional gainful employment of any kind or undertake any role or position, whether or not for compensation, with any competitor of Employer during the term of this Agreement without advance written approval of Employer.

3.	Compensation. For all services rendered by Employee pursuant to this Agreement, Employer shall pay to Employee, and Employee shall accept as full compensation hereunder the following:

a.
Base Salary. Employee shall receive a base salary of $12,500.00 per month payable by Employer in semi-monthly amounts in Richardson, Texas. Employee's base salary shall be subject to all appropriate federal and state withholding taxes and shall be payable in accordance with the normal payroll procedures of Employer. Employer shall not reduce Employee’s base salary without Employee’s written consent.

b.
Participation in Employer’s Equity Incentive Plan (to be established). Employee shall be entitled to participate in Employer’s Equity Incentive Plan at the level of Vice President. Such plan shall be at the direction of Employer’s Board of Directors.

c.
Benefits and Perquisites. Employee shall be entitled to participate in the Employee benefit plans provided by Employer for all employees generally. Employer shall be entitled to change such plans from time to time, and the parties acknowledge that at the initial date of this Agreement the fringe benefits provided to Employee include a corporate 401(k) plan, health, dental, life, short and long-term disability insurance for the Employee, and reimbursement of certain expenses in accordance with the policies and procedures of Employer. Employee shall be entitled to three (3) weeks paid vacation each calendar year.

4.
Protective Covenants. Employee recognizes that his employment by Employer is one of the highest trust and confidence because (i) Employee has become and/or in the future will become fully familiar with all aspects of Employer's business during the period of his employment with Employer, (ii) certain information of which Employee will gain knowledge during his employment by Employer is proprietary and confidential information and is of special and peculiar value to Employer, and (iii) if any such proprietary and confidential information were imparted to or became known by any person, including Employee, engaging in a business in competition with that of Employer, hardship, loss and irreparable injury and damage could result to Employer, the measurement of which would be difficult if not impossible to ascertain. Employee further acknowledges that Employer has developed unique skills, concepts, sales presentations, marketing programs, marketing strategy, business practices, methods of operation, pricing information, production cost information, trademarks, licenses, technical information, proprietary information, computer software programs, tapes and discs concerning its operations systems, customer lists, customer leads, documents identifying past, present and future customers, customer profile and preference data, hiring and training methods, investment policies, financial and other confidential and proprietary information concerning its operations and expansion plans ("Trade Secrets"). Therefore, Employee agrees that it is necessary for Employer to protect its business and that of its affiliates from such damage, and Employee further agrees that the following covenants constitute a reasonable and appropriate means, consistent with the best interest of both Employee and Employer, to protect Employer or its affiliates against damage due to loss or disclosure of proprietary information or Trade Secrets and shall apply to and be binding upon Employee as provided herein:

a.
Trade Secrets. Employee recognizes that his position with Employer is one of the highest trust and confidence by reason of Employee's access to and contact with certain Trade Secrets of Employer. Employee agrees and covenants that, except as may be required by Employer in connection with this Agreement, or with the prior written consent of Employer, Employee shall not, either during the term of this Agreement or at any time thereafter, directly or indirectly, use for Employee's own benefit or for the benefit of another, or disclose, disseminate, or distribute to another, except as directed by Employer or as required for the performance of Employee's duties on behalf of the Employer, any Trade Secret (whether or not acquired, learned, obtained, or developed by Employee alone or in conjunction with others) of Employer or of others with whom Employer has a business relationship. All Trade Secrets, and all memoranda, notes, records, drawings, documents, or other writings whatsoever made, compiled, acquired, or received by Employee at any time during his employment with Employer, including during the term of this Agreement, arising out of, in connection with, or related to any activity or business of Employer, including, but not limited to, the customers, suppliers, or others with whom Employer has a business relationship, the arrangements of Employer with such parties, and the pricing and expansion policies and strategy of Employer, are, and shall continue to be, the sole and exclusive property of Employer and shall, together with all copies thereof, any and all documents constituting or relating to Employer’s proprietary information and Trade Secrets, and all advertising literature, be returned and delivered to Employer by Employee immediately, without demand, upon the termination of this Agreement, or at any time upon Employer's demand.

Employee acknowledges that Employer would not employ Employee or provide Employee access to Employer’s Trade Secrets and proprietary and confidential information but for Employee’s covenants in this Paragraph 4.

Employee represents and warrants that he is not bound by any agreement with any prior employer or other party that will be breached by execution and performance of this Agreement, or which would otherwise prevent him from performing his duties with Employer as set forth in this Agreement. Employee represents and warrants that he has not retained any copies of proprietary and confidential information of any prior employer, and he will not use or rely on any confidential and proprietary information of any prior employer in carrying out her duties for Employer.

b.
Covenant Not to Compete. In consideration of the numerous mutual promises contained in the Agreement between Employer and the Employee, including, without limitation, those involving access to Trade Secrets and confidential information and training, and in order to protect Employer’s Trade Secrets and the confidential information and to reduce the likelihood of irreparable damage which would occur in the event such information is provided to or used by a competitor of Employer, Employee agrees that during his employment and for an additional period of twelve (12) months immediately following the voluntary or involuntary termination of his employment for any reason whatsoever (the "Non-Competition Term"), Employee will not, without the prior written consent of Employer (which consent may be withheld in its sole discretion), enter the employ of any person or entity, either directly or indirectly either as principal, agent, representative, shareholder (except owning publicly traded stock for investment purposes only in which Employee owns less than 5%) consultant, officer, business partner, associate, Employee or otherwise, with a place of business in the United States of America, which sells or offers to sell services and/or products which compete directly with the services and/or products offered or to be offered for sale by Employer.

Employee hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Section 4 are reasonable and are no broader than are necessary to protect the legitimate business interests of the Employer.

The Employer and Employee agree and stipulate that the agreements and covenants not to compete contained in Paragraph 4 hereof are fair and reasonable in light of all of the facts and circumstances of the relationship between Employee and Employer; however, Employee and Employer are aware that in certain circumstances courts have refused to enforce certain provisions of agreements not to compete. Therefore, in furtherance of, and not in derogation of the provisions of Paragraph 4, Employer and Employee agree that in the event a court should decline to enforce the provisions of Paragraph 4, that Paragraph 4 shall be deemed to be modified or reformed to restrict Employee's competition with Employer or its affiliates to the maximum extent, as to time, geography and business scope, which the court shall find enforceable; provided, however, in no event shall the provisions of Paragraph 4 be deemed to be more restrictive to Employee than those contained herein.

c.
Non-Solicitation. Employee agrees that during his employment, and for a period of twelve (12) months following the termination of his employment for any reason whatsoever, that neither he nor any individual, partner(s), limited partnership, corporation or other entity or business with which he is in any way affiliated, including, without limitation, any partner, limited partner, director, officer, shareholder, Employee, or agent of any such entity or business, will (i) request, induce or attempt to influence, directly or indirectly, any employee of Employer to terminate their employment with Employer or (ii) employ any person who as of the date of this Agreement was, or after such date, is an employee of Employer. Employee further agrees that during the period beginning with the commencement of Employee’s employment with Employer and ending twelve (12) months after the termination of Employee’s employment with Employer for any reason whatsoever, he shall not, directly or indirectly, as an Employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity of Employer or of any other person, entity or business, solicit or encourage any present or future customer, supplier, contractor, partner or investor of the Employer to terminate or otherwise alter his, her or its relationship with Employer.

d.
Work Product. For purposes of this Paragraph 4, “Work Product” shall mean all intellectual property rights, including all trade secrets, U.S. and international copyrights, patentable inventions, discoveries and other intellectual property rights in any programming, design, documentation, technology, or other work product that is created in connection with Employee’s work. In addition, all rights in any preexisting programming, design, documentation, technology, or other Work Product provided to Employer during Employee’s employment shall automatically become part of the Work Product hereunder, whether or not it arises specifically out of my “Work.” For purposes of this Agreement, “Work” shall mean (1) any direct assignments and required performance by or for the Employer, and (2) any other productive output that relates to the business of the Employer and is produced during the course of Employee’s employment or engagement by Employer. For this purpose, Work may be considered present even after normal working hours, away from Employer’s premises, on an unsupervised basis, alone or with others. Unless otherwise approved in writing by the Board of Directors of Employer, this Agreement shall apply to all Work Product created in connection with all Work conducted before or after the date of this Agreement.

Employer shall own all rights in the Work Product. To this end, all Work Product shall be considered work made for hire for Employer. If any of the Work Product may not, by operation of law or agreement, be considered Work made by Employee for hire for the Employer (or if ownership of all rights therein do not otherwise vest exclusively in the Employer immediately), Employee agrees to assign, and upon creation thereof does hereby automatically assign, with further consideration, the ownership thereof to the Employer. Employee hereby irrevocably relinquishes for the benefit of Employer and its assigns any moral rights in the Work Product recognized by applicable law. Employer shall have the right to obtain and hold, in whatever name or capacity it selects, copyrights, registrations, and any other protection available in the Work Product.

Employee agrees to perform upon the request of Employer, during or after Employee’s Work or employment, such further acts as may be necessary or desirable to transfer, perfect, and defend the Employer’s ownership of the Work Product, including by (1) executing, acknowledging, and delivering any requested affidavits and documents of assignment and conveyance, (2) obtaining and/or aiding in the enforcement of copyrights, trade secrets, and (if applicable) patents with respect to the Work Product in any countries, and (3) providing testimony in connection with any proceeding affecting the rights of the Employer in any Work Product.

Employee warrants that Employee’s Work for Employer does not and will not in any way conflict with any remaining obligations Employee may have with any prior employer or contractor. Employee also agrees to develop all Work Product in a manner that avoids even the appearance of infringement of any third party’s intellectual property rights.

e.
Survival of Covenants. Each covenant of Employee set forth in this Paragraph 4 shall survive the termination of this Agreement and shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against Employer whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by Employer of said covenant. No modification or waiver of any covenant contained in Paragraph 4 shall be valid unless such waiver or modification is approved in writing by the Board of Directors of Employer.

f.
Remedies. In the event of breach or threatened breach by Employee of any provision of this Paragraph 4, Employer shall be entitled to relief by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to other legal and equitable relief to which it may be entitled, including any and all monetary damages which Employer may incur as a result of said breach, violation or threatened breach or violation. Employer may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation.

Employee hereby acknowledges that Employee's agreement to be bound by the protective covenants set forth in this Paragraph 4 was a material inducement for Employer entering into this Agreement, agreeing to pay Employee the compensation and benefits set forth herein, and providing Employee access to Employer’s Trade Secrets and other confidential information.

5.
Termination. The employment relationship between Employee and Employer created hereunder shall terminate before the expiration of the stated term of this Agreement upon the occurrence of any one of the following events:

a.
Death or Permanent Disability. The employment relationship shall be terminated effective on the death or permanent disability of the Employee. However, Employee shall be entitled to leaves of absence from the Company in accordance with the policy of the Company generally applicable to Employees for illness or temporary disabilities for a period or periods not exceeding six (6) months in any calendar year, and his status as an Employee shall continue during such periods. However, if the Employee qualifies for short term disability payments under Employer’s standard short term disability plan during such leave, Employee shall apply to receive such short term disability payments. Employer shall supplement such short term disability payments during the first three (3) months of any such six (6) month period so that Employee receives such monthly amounts when combined with the short term disability payments to equal Employee’s monthly compensation as set forth in paragraph 3(a) of this Agreement. However, during the last three (3) months of any such six (6) month period, Employee shall accept payments under Employer’s standard short term disability plan in lieu of any salary payments set forth in Section 3(a) above. If Employee is incapacitated due to physical or mental illness and such incapacity prevents Employee from satisfactorily performing his duties for the Company on a full time basis for six (6) months or more during a single fiscal year, Employee shall be deemed to have experienced a permanent disability and the Company may terminate this Agreement upon thirty (30) days written notice. In the event that Employer terminates this Agreement on the basis of the Employee’s permanent disability, the Employee shall be entitled to a cash payment equal to the Employee’s annual salary as of the date of termination. The Company shall make such payment within thirty (30) days of such termination.

b.	Termination for Cause. The following events, which for purposes of this Agreement shall constitute "cause" for termination:

i.	Any act of fraud, misappropriation or embezzlement by Employee with respect to any aspect of Employer's business;

ii.
The breach by Employee of any provision of Paragraphs 1, 2 or 4 (including but not limited to a refusal to follow lawful directives of Employer or their designees which are not inconsistent with the duties of Employee’s position and the provisions of this Agreement) of this Agreement;

iii.	The conviction of Employee by a court of competent jurisdiction of a felony or of a crime involving moral turpitude;

iv.
The intentional and material breach by the Employee of any non-disclosure or non-competition/non-solicitation provision of any agreement to which the Employee and Employer or any of its subsidiaries are parties; or

v.
The intentional and continual failure by the Employee to perform in all material respects his duties and responsibilities (other than as a result of death or disability) and the failure of the Employee to cure the same in all material respects within thirty (30) days after written notice thereof from Employer;

vi.
The illegal use of drugs by Employee during the term of this Agreement that, in the determination of the Board of Directors of Employer, substantially interferes with Employee's performance of his duties hereunder;

vii.	acceptance of employment with any other employer except upon written permission of the Board of Directors of Employer.

c.
Termination by Employer with Notice. Employer may terminate this Agreement without cause at any time upon thirty (30) days written notice to Employee, during which period Employee shall not be required to perform any services for Employer other than to assist Employer in training his successor and generally preparing for an orderly transition; PROVIDED, HOWEVER, that Employee shall be entitled to compensation upon such termination as provided in Paragraph 6(a), (b), (c) and (d).

6.	Compensation Upon Termination. Upon the termination of Employee's employment under this Agreement before the expiration of the stated term hereof for any reason, Employee shall be entitled to:

a.
the salary earned by him before the effective date of termination as provided in Paragraph 3(a) hereof (including salary payable during any applicable notice period), prorated on the basis of the number of full days of service rendered by Employee during the salary payment period to the effective date of termination;

b.	any accrued, but unpaid, vacation benefits; and

c.	any previously authorized but unreimbursed business expenses.

If Employee's employment hereunder terminates because of the death or permanent disability of Employee, all amounts that may be due to him under this Paragraph 6 or Paragraph 5(a) shall be paid to him or his administrators, personal representatives, heirs and legatees, as may be appropriate.

d.
Additional Compensation and Benefits Upon Termination Without Cause. If Employee’s employment hereunder terminates without cause pursuant to Paragraph 5(c) above, Employer shall provide to Employee in addition to the amounts set forth in Subparagraphs 6(a), 6(b) and 6(c) above:

i.
a cash payment equal to the monthly base salary as set forth in paragraph 3. a. of this Agreement multiplied by the number of months remaining in the Initial Term of this Agreement at the time of the effective date of the termination.

The Employer shall pay the severance amounts referenced in this Paragraph 6(d) within thirty (30) days of the date of termination. Employee shall have no obligation to mitigate any severance obligation of Employer under this Agreement by seeking new employment. Employer shall not be entitled to set off or reduce any severance payments owed to Employee under this Agreement by the amount of earnings or benefits received by Employee in future employment. The provisions of Paragraphs 4, 5 and 6 hereof shall survive the termination of the employment relationship hereunder and this Agreement.

7.
Term. This Agreement shall be binding and enforceable against Employer and Employee immediately upon its execution by both such parties. The stated term of this Agreement and the employment relationship created hereunder shall begin on the date this Agreement is executed by Employer (with Employee to be bound by confidentiality and other provisions set forth in Paragraph 4 herein to the extent confidential information is provided to Employee prior to such date), and shall remain in effect for one (1) year thereafter, unless sooner terminated in accordance with Paragraph 5 hereof. This Agreement shall be deemed to be renewed for a month-to-month term after its initial term (“Renewal Term”), unless the parties execute an express written renewal agreement which specifies a different term or either party exercises its right to terminate the Agreement pursuant to the provisions herein.

a.
Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Paragraphs 3, 4, 5 and 6 shall survive any termination or expiration of this Agreement or the termination of the Employee’s employment for any reason whatsoever.

8.
Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. Notwithstanding Paragraph 9 below, the parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

9.
Arbitration. Except as Provided in Paragraph 8 above, any controversy or claim arising out of or relating to this Agreement or relating to Employee's rights, compensation and responsibilities as an Employee shall be determined by arbitration in Dallas County, Texas in accordance with the rules of the American Arbitration Association then in effect. The arbitration shall be submitted to a single arbitrator selected in accordance with the American Arbitration Association's procedures then in effect for the selection of employment arbitrators. The parties shall split the cost of the arbitrator. The arbitrator shall have the authority to award any remedy that could be awarded by a court of competent jurisdiction. This Paragraph 9 shall survive termination of this Agreement for any reason.

10.
Assignment. This Agreement is personal to Employee and may not be assigned in any way by Employee without the prior written consent of Employer. This Agreement shall not be assignable or delegable by Employer, other than to an affiliate of Employer; provided, however, that in the event of the acquisition, merger or consolidation of Employer, the obligations of Employer hereunder shall be binding upon the surviving or resulting entity of such acquisition, merger or consolidation. The rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the heirs, legatees, administrators and personal representatives of Employee and upon the successors, representatives and assigns of Employer.

11.
Severability and Reformation. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

12.
Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, cable, telegram, facsimile transmission or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

If to Employer:	Chief Financial Officer
1155 Kas Drive, Suite 100
Richardson, Texas 75081
(972) 301-2263 Facsimile

If to Employee:	Neil Read
6720 Branch Trail
Frisco, Texas 75035

Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the fourth calendar day after posting, in the case of notice so given by overnight delivery service, on the date of actual delivery and, in the case of notice so given by cable, telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

13.
Further Actions. Whether or not specifically required under the terms of this Agreement, each party hereto shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of his or its obligations specified herein or reasonably implied from the terms hereof.

14.
GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF.

15.
Entire Agreement and Amendment. This Agreement contains the entire understanding and agreement between the parties, and supersedes any other agreement between Employee and Employer, whether oral or in writing, with respect to the subject matter hereof.. This Agreement may not be altered, amended, or rescinded, nor may any of its provisions be waived, except by an instrument in writing signed by both parties hereto or, in the case of an asserted waiver, by the party against whom the waiver is sought to be enforced. Any modification of this Agreement shall be null and void unless approved by the Board of Directors of Employer.

16.
Counterparts. This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EMPLOYER:

REMOTE DYNAMICS, INC.

By: /s/ Marshall Saffer
        Marshall Saffer, Director

EMPLOYEE:

/s/ Neil Read
Neil Read

Attachment A

The Chief Financial Officer of the Company will be responsible for leading and managing all finance and accounting functions for the Company. The primary focus of this position is to direct the fiscal functions of the Company in accordance with generally accepted accounting principles (“GAAP”) issued by the Financial Accounting Standards Board (“FASB”), and to comply with all Securities and Exchange Commission (“SEC”) reporting requirements and responsibilities.

The Chief Financial Officer will establish high standards within a changing company and the AVL industry. Through his leadership and extensive knowledge of contemporary finance and accounting practices, he will establish credibility, trust, and overall value for the Company by creating a proactive and effective finance and accounting team within the Company. This will be accomplished through a strategic vision, leadership, implementation, and communication with the Company’s Board of Directors.

Specific functions include:

•	Plan, develop, organize, implement, direct, and evaluate the Company’s fiscal function and performance.
•	Participate in the development of the Company’s plans and programs as a strategic partner.
•	Evaluate and advise on the impact of long range planning, introduction of new programs/strategies, and regulatory action.
•	Direct and manage, where appropriate, the Company’s outsourcing goals and visions.
•	Develop credibility for the finance department by providing timely and accurate analysis of budgets, financial reports, and financial trends.
•
Enhance and/or develop, memorialize, implement, and enforce detailed finance and accounting policies and procedures of the organization by way of systems that will improve the overall operation and effectiveness of the Company.

•
Maintain a strong working knowledge of GAAP, FASB Pronouncements, Exposure Documents, and Emerging Issue Tax Force issues, and applicable provisions of the Sarbanes-Oxley Act of 2002 and similar regulatory requirements.

•	Provide strategic financial input and leadership on decision making issues affecting the Company including evaluation of potential alliances, acquisitions and/or mergers.
•	Optimize the handling of bank and deposit relationships and initiate appropriate strategies to enhance the Company’s cash position.
•	Negotiate and structure credit facilities.